Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

TO BE DELIVERED IN CONNECTION WITH THE VISTRA ACQUISITION

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 9, 2018, between Vistra Energy Corp., a Delaware corporation (the “Successor”), and Wilmington Trust, National Association, as trustee under the indenture referred to below (the “Trustee”). Unless otherwise defined in this Supplemental Indenture, capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture (as defined below) and the Purchase Contract Agreement (as defined below).

WITNESSETH

WHEREAS, Dynegy Inc. (“Dynegy”) has outstanding 4,600,000 Tangible Equity Units, each consisting of (i) a prepaid stock purchase contract (each, a “Purchase Contract”) pursuant to which the holder thereof shall have the right from time to time to receive a number of shares of common stock of Dynegy determined pursuant to the terms of the Purchase Contract and the Purchase Contract Agreement, dated as of June 21, 2016 (the “Purchase Contract Agreement”), among Dynegy and Wilmington Trust, National Association, as purchase contract agent, and as Trustee, pursuant to which the Units and the Purchase Contracts were issued and (ii) a 7.00% Senior Amortizing Note due 2019 (collectively, the “2019 Amortizing Notes”), $87,165,860 aggregate principal amount of which were initially issued under that certain Indenture, dated as of June 21, 2016 (the “Base Indenture”), by and between Dynegy and the Trustee, as supplemented by the First Supplemental Indenture, dated as of June 21, 2016 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and between Dynegy and the Trustee;

WHEREAS, the Successor has filed with the Secretary of State of the State of Delaware a Certificate of Merger, dated as of April 9, 2018, which provides for the merger of Dynegy with and into the Successor (the “Merger”), with the Successor continuing its corporate existence under the laws of the State of Delaware as the surviving company of the Merger;

WHEREAS, as a result of the Merger, the Successor shall assume the obligations of Dynegy under the Units, including, for the avoidance of doubt, with respect to the Purchase Contracts and the 2019 Amortizing Notes;

WHEREAS, Section 7.01 of the First Supplemental Indenture provides, among other things, that Dynegy may consolidate or merge with or into another Person or sell, assign, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of Dynegy and its Subsidiaries taken as a whole to another Person; provided that, among other things, the Person formed by or surviving any such consolidation or merger (if other than Dynegy) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Dynegy under the 2019 Amortizing Notes and the Indenture pursuant to a supplemental indenture;

WHEREAS, Section 8.01 of the First Supplemental Indenture provides, among other things, that the Indenture (with respect to the 2019 Amortizing Notes) or the 2019 Amortizing Notes (whether or not part of a Unit) may be amended or supplemented without the consent of any Holder of the 2019 Amortizing Notes to evidence the succession by a successor corporation and to provide for the assumption by a successor of Dynegy’s obligations under the Indenture; and

WHEREAS, the Successor desires and has requested that the Trustee join in the execution of this Supplemental Indenture for the purpose of evidencing such assumption by the Successor.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Trustee and the Successor mutually covenant and agree for the equal and ratable benefit of the Holders of the 2019 Amortizing Notes as follows:

ARTICLE 1

ASSUMPTION AND AGREEMENTS

Section 1.1. The Successor hereby, in accordance with the terms and conditions of the Indenture, assumes the due and punctual payment of the principal of, premium, if any, Additional Interest, if any, and interest on the 2019 Amortizing Notes, and the due and punctual performance and observance of all other covenants, conditions and other obligations contained in the Indenture and the 2019 Amortizing Notes on the part of Dynegy to be performed or observed.

Section 1.2. The Successor shall succeed to, and be substituted for, and may exercise every right and power of, Dynegy under the Indenture and the 2019 Amortizing Notes with the same effect as if the Successor had been named as “the Company” therein.

ARTICLE 2

MISCELLANEOUS

Section 2.1. NEW YORK LAW TO GOVERN. THE INDENTURE, THIS SUPPLEMENTAL INDENTURE AND THE 2019 AMORTIZING NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 2.2. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

Section 2.3. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 2.4. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Successor.

Section 2.5. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the 2019 Amortizing Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

VISTRA ENERGY CORP., as Successor

By:	/s/ Kristopher E. Moldovan
Name:	Kristopher E. Moldovan
Title:	Senior Vice President and Treasurer

[Signature Page to 7.00% Amortizing Notes Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Shawn Goffinet
Name:	Shawn Goffinet
Title:	Assistant Vice President

[Signature Page to 7.00% Amortizing Notes Supplemental Indenture]